FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
atoppi@trans-lux.com
203/853-4321

                    TRANS-LUX REPORTS SECOND QUARTER RESULTS

NORWALK, CT, August 15, 2007 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and operator of cinemas, today reported financial results for the second quarter ended June 30, 2007. Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy made the announcement.

Second Quarter 2007

Revenues for the quarter totaled $13.2 million, down from $13.7 million during the same period in 2006. Trans-Lux recorded a net loss for the quarter of $264,000 (-$0.11 per share), compared with a net loss of $393,000 (-$0.31)
during the same period last year. The quarterly results include a gain from the termination of an office lease, offset by a foreign currency loss and increased medical and insurance costs. Among other business initiatives, Trans-Lux continued its on-going cost-cutting measures to help offset declining equipment rental and maintenance income. Cash flow, as defined by EBITDA, was slightly lower at $2.6 million for the quarter, compared with $2.8 million during the same period in 2006. Subsequent to the end of the quarter, the Company secured a one-year extension until 2009 on its senior credit facility.

"Despite increases in medical and insurance costs, the Company is making progress in our continuing efforts to reduce overhead and cut expenses," said Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "We remain committed to growing key areas of the business."

Six Months Ended June 30, 2007

For the six months ended June 30, 2007, Trans-Lux reported revenues of $25.3 million, level with revenues generated during the same period in 2006. The Company posted a net loss of $2.7 million (-$1.42 per share), which included a one-time, non-cash, non-tax deductible charge of $1.5 million relating to a successful Exchange Offer in the first quarter, compared with a net loss of $1.5 million (-$1.16 per share) during the same period last year. EBITDA was slightly lower at $4.3 million for the six-month period, compared with from $4.6 million last year.

As previously reported, the Company successfully completed an Exchange Offer for its 8 1/4% Limited Convertible Senior Subordinated Notes due 2012, as a result of which $7.8 million of debt was exchanged for 1,041,257 shares of the Company's Common Stock, further reducing the Company's total long-term debt and interest expense.

Entertainment/Real Estate Division

The Entertainment/real estate division continues its positive track, with revenues up 9% quarter-to-quarter and 12% year-to-date, and is moving forward with plans to expand the number of screens in the Mountain States over the next several years. Top grossing films for the second quarter included highly anticipated summer blockbuster sequels such as Shrek the Third, Spider-Man 3 and Pirates of the Caribbean: At World's End.

Display Division - Outdoor

Strong sales in the commercial market continue to drive results in the Outdoor display division. Significant sales included a large order for a full color CaptiVue(R) video display from the City of Gulfport (MS) Sportsplex, which will be used as an outdoor marquee to advertise and promote upcoming events at the recreational complex, and an order for two full-color CaptiVue video displays from Pontchartrain Center in Kenner, Louisiana. One of the displays will be used as an outdoor marquee for the multi-purpose convention center/arena and the other as a full-matrix scoring display for basketball and volleyball games.

Display Division - Indoor

Although disconnects of existing rental installations continue to negatively impact the financial services sector, the Indoor display division secured several new orders for trading displays from firms in various segments of the financial services industry. Notable developments included a new order for a 60-foot long semicircular indoor LED Jet(R) electronic ticker from a financial firm in Japan. Also during the quarter, the Company completed installation of a tri-color GraphixMax(TM) display system at a major stock exchange in the Far East. The displays are being used in a state-of-the-art atrium lobby as a pair of 44-foot high vertical tickers that change direction in accordance with the movement of the local stock exchange.

Sales in the gaming sector remains strong, continuing on an upswing that began last year. During the quarter, the Company was awarded contracts from Boyd Gaming for three more of their Las Vegas properties, in addition to a contract from Boyd's Jokers Wild Casino reported earlier. The additional orders include a new electronic sports book display system to replace a competitor's system at Sam's Town Hotel & Gambling Hall, as well as new electronic sports book display systems at California Hotel & Casino and the Fremont Hotel & Casino.

The Company also secured an incremental order from Foxwoods Resort Casino in Ledyard, Connecticut, for sports panel displays and an electronic ticker sports display for their new Stadium Sports Bar & Grill. Orders were also obtained for electronic ticker sports displays from Peppermill Hotel Casino in Reno and Western Village Inn & Casino in Sparks, Nevada.

The Company continues to receive orders for displays for business school classroom applications, including orders from St. Mary's University in San Antonio, Texas and Mississippi Valley State University in Bena, Mississippi. In addition, various locations of a national HMO continued to order DataWall(R) and VisionWriter(R) displays for pharmacy waiting room applications.

About Trans-Lux

Trans-Lux is a full-service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States. For more information, please visit our web site at www.trans-lux.com.

                                      ###

Trans-Lux / 5

                                  TRANS-LUX CORPORATION

                                  RESULTS OF OPERATIONS
                                       (Unaudited)

<CAPTIONS>
                                              THREE MONTHS ENDED      SIX MONTHS ENDED
                                                   JUNE 30                JUNE 30
                                              ------------------     ------------------

(In thousands, except per share data)            2007       2006        2007       2006
                                              ------------------     ------------------
Revenues                                      $13,158    $13,709     $25,288    $25,319

Net loss                                         (264)      (393)     (2,666)    (1,466)

Calculation of EBITDA - add:
   Interest expense, net                          805      1,024       3,305      2,087
   Income tax benefit                            (132)      (238)       (787)      (810)
   Depreciation and amortization                2,167      2,399       4,474      4,770
                                              ------------------     ------------------
EBITDA (1)                                    $ 2,576    $ 2,792     $ 4,326    $ 4,581
                                              ==================     ==================

Loss per share - basic and diluted            $ (0.11)   $ (0.31)    $ (1.42)   $ (1.16)

Average common shares outstanding -
   basic and diluted                            2,304      1,260       1,884      1,260

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization. EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.